UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ZION OIL & GAS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ZION OIL & GAS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2010

The annual meeting of stockholders of ZION OIL & GAS, INC., a Delaware corporation (the "Company"), will be held at the Dan Caesarea Hotel in Caesarea, Israel on Monday, June 14, 2010, at 2:00 p.m. (local time), for the following purposes:

(1) To elect three directors of the Company as Class II directors of the Company to serve for a term of three years;

(2) To ratify the appointment of Somekh Chaikin, a member of KPMG International and an independent registered public accounting firm, as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010;

(3) To consider and act upon such other matters as may properly come before the meeting.

A complete list of stockholders entitled to vote at the meeting will be available for examination at the offices of the Company at 6510 Abrams Road, Suite 300, Dallas, Texas 75231, for ten (10) days prior to the meeting. Only stockholders of record at the close of business on April 16, 2010 (the “Record Date”) are entitled to vote at the meeting.

Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote now to make sure there will be a quorum for the Annual Meeting.  If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Stockholders of record may vote:

1.	By Internet (go to www.proxyvote.com).
2.	By telephone (if you received the traditional hard copy materials, call 1-800-690-6903.
3.	By mail (if you received the traditional hard copy materials, complete and return the proxy card(s) to us in the enclosed return envelope).

We are making the Proxy Statement for the 2010 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the year ended December 31, 2009 available at http://www.proxyvote.com.

By order of the Board of Directors,

/s/ Richard Rinberg

RICHARD RINBERG
Chief Executive Officer

Dallas, Texas
April 16, 2010

ZION OIL & GAS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 14, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of the Company to be used at the annual meeting of stockholders of the Company, which will be held at the Dan Caesarea Hotel in Caesarea, Israel on Monday, June 14, 2010, at 2:00 p.m. (local time), and at any adjournments thereof. All references in this Proxy Statement to “Zion,” “the Company," "we," "us," and "our" refer to Zion Oil & Gas, Inc.

Only stockholders of record at the close of business on the Record Date are entitled to notice and vote at the meeting. On the Record Date, there were outstanding 18,749,398 shares of our common stock, par value $0.01 (“Common Stock”). Holders of Common Stock of record at the close of business on the Record Date will be entitled to one vote for each share of Common Stock then held.

Our Board of Directors has made these proxy materials available to you on the Internet on or about April 21, 2010 at http://www.proxyvote.com, the website described in the Notice of Internet Availability of Proxy Materials (the “Notice”), mailed to stockholders of record and beneficial holders. Alternatively, upon your request, printed versions of these proxy materials will be delivered to you by mail, in connection with the Board of Directors’ solicitation of proxies for use at our 2010 Annual Meeting of Stockholders. Our stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. These proxy materials include: our proxy statement for (and notice of) the annual meeting; and our Annual Report on Form 10-K for the year ended December 31, 2009, which includes our annual audited financial statements for fiscal 2009.  If you requested printed versions of these proxy materials by mail, these proxy materials also include our 2010 annual meeting proxy card or a voting information card for submitting your vote in writing to us or your broker, as the case may be.

In addition to our proxy materials being available for review at http://www.proxyvote.com, instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by contacting our Investor Relations Department at our principal executive offices in Dallas, Texas. The Notice or, in some cases, this proxy statement and the accompanying form of proxy, were mailed on or about April 23, 2010.

To have a valid meeting of the stockholders, a quorum of the Company's stockholders is necessary. A quorum shall consist of a majority of the shares of the Common Stock issued and outstanding and entitled to vote on the Record Date present in person or by proxy at the annual meeting.  Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting.  The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein.  Appraisal rights are governed by state law. There is no proposal on which we are asking our stockholders to act upon to which they would be entitled, under Delaware law, to appraisal rights.

Stockholders vote at the meeting by casting ballots (in person or by proxy) that are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the meeting for quorum purposes. The affirmative vote of (i) a plurality of the shares present at the meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board of Directors and (ii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the selection of Somekh Chaikin, a member of KPMG International and an independent registered public accounting firm, as the Company's independent registered public accounting firm.  Abstentions will count as a vote against the proposals, other than the election of directors. Broker "non-votes" are not counted in the tabulations of the votes cast on any of the proposals. Abstentions will not have an effect on the election of directors because directors are elected by a plurality of the votes cast. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  If you hold shares in a brokerage account, then:

* With respect to the election of directors, please note that brokers may no longer vote on the election of directors in the absence of specific client instructions. Shareholders who hold shares in a brokerage account are encouraged to provide voting instructions to their broker.  To vote shares held in street name at the annual meeting, you should contact your broker before the annual meeting to obtain a proxy form in your name. Abstentions may not be specified as to the election of directors, but you may withhold your vote as to any nominee.

* With respect to the ratification of the appointment of independent public accountants, your broker is entitled to vote your shares on these matters if no instructions are received from you. Abstentions are not considered votes cast and, therefore, will be counted neither for nor against ratification of the appointment of independent public accountants.

Adjournment of the annual meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the meeting whether or not a quorum exists, without further notice other than by announcement made at the meeting.

The principal corporate offices of the Company are located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the close of business on the Record Date concerning shares of our Common Stock beneficially owned by: (i) each director; (ii) each Named Executive Officer (defined below); (iii) all directors and executive officers as a group; and (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

In accordance with the rules of the SEC, the table gives effect to the shares of Common Stock that could be issued upon the exercise of outstanding options and warrants within 60 days of the Record Date. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. We have calculated the percentages of shares beneficially owned based on 18,749,398 shares of Common Stock outstanding at the Record Date.

The address of John M. Brown, Paul Oroian, Kent S. Siegel, Forrest A. Garb, Julian Taylor, William L. Ottaviani and Sandra F. Green is 6510 Abrams Rd., Suite 300, Dallas, TX 75231. The address of Richard J. Rinberg and Yehezkel Druckman is 15 Bareket St., Caesarea Industrial Park, 38900 Israel.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
John M. Brown	725,000	(1)	3.9%
Richard J. Rinberg	431,833	(2)	2.3%
William L. Ottaviani	2,020	(3)	*
Glen H. Perry (4)	491,000	(5)	2.6%
William H. Avery (6)	281,334	(7)	1.5%
Sandra F. Green	28,326	(8)	*
Julian Taylor	199,834	(9)	1.1%
Kent S. Siegel	16,225	(10)	*
Paul Oroian	15,160		*
Yehezkel Druckman	12,425		*
Forrest A. Garb	3,145		*

All directors and executive officers as a group (9 members) (11)	1,233,968		6.5%

* Less than 1%.

(1)
Includes (a) 100,000 shares owned by Mr. Brown's wife; (b) 200,000 shares issued to a trust company for the benefit of Mr. Rinberg, as to which Mr. Brown has the right to vote but disclaims beneficial ownership and (c) 5,000 shares of common stock issuable upon exercise of stock options issued to Mr. Brown. Does not include 15,000 shares of Common Stock issuable upon exercise of stock options scheduled to vest between June 2010 and December 2010.

(2)
Includes (a) 10,000 shares owned by Mr. Rinberg's wife; (b) 200,000 shares issued to a trust company for the benefit of Mr. Rinberg, subject to a voting proxy in favor of Mr. Brown; and (c) employee stock options awarded under the Zion 2005 Stock Option Plan to purchase 80,000 shares of Common Stock at $0.01 per share exercisable through December 3, 2017.  Also includes 10,000 shares that vested on March 31, 2010 but, does not include options for an additional 30,000 shares of Common Stock at $0.01 per share exercisable through December 3, 2017, which are scheduled to vest during the remainder of 2010.

(3)	Represents shares issuable upon exercise of stock options awarded under Zion's 2005 Stock Option Plan.

(4)	Mr. Perry resigned from all positions held with the Company on December 7, 2009.

(5)
Includes (a) 30,000 shares and (b) warrants to purchase 30,000 shares at $7 per share through January 31, 2012, owned by a person with whom Mr. Perry shares a residence, of which Mr. Perry disclaims beneficial ownership.

(6)	Mr. Avery resigned from all positions held with the Company on October 13, 2009.

(7)
Includes (a) 12,000 shares owned by Mr. Avery’s mother over which Mr. Avery holds a power of attorney and of which Mr. Avery disclaims beneficial ownership and (b) 40,000 shares of Common Stock acquired through the exercise of 40,000 employee stock options awarded under Zion’s 2005 Stock Option Plan.

(8)
Includes employee stock options awarded under the Zion 2005 Stock Option Plan to purchase (a) 20,000 shares of Common Stock at $7.97 per share exercisable through December 31, 2014 and (b) 3,882 shares of common stock at $0.01 per share through December 3, 2017.  Does not include options for an additional 30,000 shares of Common Stock at $7.97 per share exercisable through December 31, 2014, which are scheduled to vest during 2011 and 2012.

(9)
Includes (a) 20,000 shares owned by Mr. Taylor’s wife; (b) director stock options awarded under the Zion 2005 Stock Option Plan to purchase 25,000 shares of Common Stock at $8.25 per share exercisable through June 16, 2012; and (c) 5,000 warrants to purchase common stock at $7.00 per share through January 31, 2012.

(10)	Includes 16,225 shares held by Mr. Siegel's wife, as to which Mr. Siegel disclaims beneficial ownership.

(11)	Includes all shares noted in notes 1-10 above.

Voting Agreement

As of the Record Date, our Founder and Chairman John M. Brown holds proxies to vote 200,000 shares of Common Stock held by a trust company for the benefit of Mr. Rinberg.  The proxy remains in effect through October 31, 2010.  The voting agreements that were in effect with respect to approximately 3,442,329 shares of Common Stock expired on July 8, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and on representations from its executive officers and directors and persons who beneficially own more than 10% of the Common Stock, all filing requirements of Section 16(a) of the Exchange Act, were complied with in a timely manner during the fiscal year ended December 31, 2009, except the following:

Reporting Person	Form Type	Transaction	Form Due Date	Form Filed Date

John Brown	4	Gifting of 5,600 shares	April 8, 2009	June 2, 2009
	4	Gifting of 400 shares	April 8, 2009	June 2, 2009

Paul Oroian	4	Purchase of 12,113 shares (1)	August 6, 2009	August 12, 2009
	4	Purchase of 2,802 shares (2)	June 24, 2009	September 29, 2009

Yehezkel Druckman	4	Purchase of 12,575 shares (3)	August 25, 2009	September 11, 2009

Julian Taylor	4	Award of options to purchase 25,000 shares (4)	June 18, 2009	January 25, 2010

(1)	Cashless exercise of Series F Warrants
(2)	The shares were purchased directly from the company upon exercise by the reporting person non-transferable subscription rights issued by the Company to all stockholders as of record on May 4, 2009.
(3)	Cashless exercise of Stock Options, held indirectly through ESOP Management and Trust Services FBO Yehezkel Druckman.

(4)
These options were awarded to Mr. Taylor on June 16, 2009 in connection with his appointment to our Board of Directors and were inadvertently not included in a Form 4 filing. The holdings were reported in a Form 5 filing made on January 25, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no material transactions between us and any of our directors, officers, including nominees for director, except as described in the following paragraphs. Where noted, the transactions below were on terms at least as favorable as could be obtained through arm's length negotiations with third parties. Our Audit Committee Charter provides that our Audit Committee shall review for potential conflict of interest situations on an ongoing basis, shall approve all "related party transactions" required to be disclosed under SEC regulations or otherwise subject to approval by an independent body of our Board under the requirements of the NASDAQ.

In connection with our Follow On Public Offering, which ended on January 9, 2009, our former President and Chief Operating Officer, Glen Perry, as of December 31, 2009, had subscribed for 12,000 Units.  In connection with the final closing held in January 2009, Mr. Perry and our former Chief Legal Officer and Senior Vice President, Martin Van Brauman, subscribed for, respectively, 10,000 and 2,000 Units.  All such subscriptions were paid for through the conversion of amounts owed to them in respect of deferred salaries and other payment in the amounts of, respectively, $220,000 and $20,000.

Effective November 1, 2005, Mr. Rinberg was elected our President. In connection with this appointment, the Board, on October 27, 2005, authorized our Chairman and the Chief Executive Officer to negotiate a two-year retention agreement commencing November 1, 2005 (the "Rinberg Agreement") subject to Audit Committee review and approval and ratification by the Board. The principal element of compensation was the award of 200,000 shares of Common Stock (the "Rinberg Shares"), subject to certain pro-rated vesting requirements over the two-year retention period and voting agreement requirements. The Audit Committee approved the Rinberg Agreement on May 22, 2006 and the Board ratified such approval, following which and under the terms of the agreement, the Rinberg Shares were issued to ESOP Trust Company for Mr. Rinberg's benefit. We valued the transaction at $500,000, or $2.50 per share, which valuation has been supported by a report dated April 28, 2006, prepared by Hill, Schwartz, Spilker, Keller, LLC. The transaction was accounted for each month as payment for compensation at $20,833 per month for the twenty-four months commencing November 2005 through October 2007. We also paid the fees for certain tax advisory and related services to Mr. Rinberg in connection with his retention in the amount of $6,000.

 We have extended no loans to and provided no loan guarantees in connection with extension of credit to our officers, directors, employees or promoters.

EXECUTIVE COMPENSATION

The following table sets forth information for the fiscal years ended December 31, 2009 and 2008 concerning compensation of (i) our principal executive officer and principal financial and accounting officer during the fiscal year ended December 31, 2009 and (ii) the two other most highly compensated former employees who served as executive officers during part of the year ended December 31, 2009 and whose total compensation exceed $100,000 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($ Thousands)		Option Awards (1) ($ Thousands)	All Other Compensation ($ Thousands)		Total ($ Thousands)
Richard J. Rinberg, Chief	2009	275	(2)	280	—		555
Executive Officer	2008	275	(3)	202	—		477
Sandra F. Green, Chief	2009	192		144	—		336
Financial Officer (4)	2008	—		—	—		—
Glen H. Perry, Former	2009	234	(6)	—	153	(7)	387
President and Chief Operating Officer (5)	2008	250	(8)	—	144	(9)	394
William H. Avery, Former	2009	225	(11)	—	9	(12)	234
Executive vice President (10)	2008	225	(13)	—	—		225

(1) Amounts shown do not reflect compensation actually received by the named executive officer. The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal years ended December 31, 2009 and December 31, 2008, in accordance with ASC 718 for all stock options granted in such fiscal years. The calculation in the table above excludes all assumptions with respect to forfeitures. There can be no assurance that the amounts set forth in the Option Awards column will ever be realized. A forfeiture rate of zero was used in the expense calculation in the financial statements.

(2) Of this amount, $223,000 was paid in 2009 and $52,000, deferred by agreement, was paid in January 2010. See “Richard J. Rinberg” at page 8 below.

(3) Of this amount, $120,000 was paid in 2008 and $155,000, deferred by agreement, was paid in June 2009. See “Richard J. Rinberg” at page 8 below.

(4) Ms. Green was appointed Chief Financial Officer on January 8, 2009 and the appointment became effective on February 1, 2009. Ms. Green has been continuously employed by Zion since March 2005 in the capacity of Director of Planning (through June 2007) and thereafter as Chief Accounting Officer (through January 2009).

(5) Mr. Perry resigned from all positions held with the Company on December 7, 2009. See “Glen H. Perry” at page 9 below.

(6) Of this amount, $207,000 was paid in 2009 and $27,000, which was previously deferred, was paid in January 2010. See “Glen H. Perry” at page 9 below.

(7) This amount was paid in two installments in 2010 pursuant to an agreement entered into by us and Mr. Perry on December 7, 2009 in connection with his resignation from the Company.

(8) Of this amount, $120,000 was paid during 2008 with the remaining $130,000 paid in June 2009.  See “Glen H. Perry” at page 9 below.

(9) Includes $120,000 related to previously deferred amounts that was converted into Units pursuant to subscriptions in our Follow On Public Offering and $24,000 in lieu of benefits under terms of employment agreement, which was deferred by agreement and subsequently paid in June 2009.

(10) On October 13, 2009, Mr. Avery resigned from all positions held with us.

(11)  Of this amount, $199,000 was paid in 2009 and $36,000, which was previously deferred, was paid in January 2010.  See “William H. Avery” at page 9 below.

(12)  Represents amount paid for accrued but unused vacation pay.  This was paid in January 2010.

(13)  Of this amount, $120,000 was paid in 2008 and $105,000, which was previously deferred by agreement, was paid in June 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — DECEMBER 31, 2009

The following table sets forth information as of December 31, 2009 concerning exercisable and unexercised options for the purchase of common stock held by the named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard J. Rinberg	80,000	-	-	$0.01	10/31/17

Sandra Green	3,882	-	-	$0.01	10/31/17
		50,000	-	$7.97	12/31/14
William H. Avery	40,000	-	-	$0.01	10/31/17

EMPLOYMENT AGREEMENTS

Richard. J. Rinberg.  Mr. Rinberg was appointed as Chief Executive Officer in March 2007. On December 4, 2007, we and Mr. Rinberg entered into an employment agreement (the “Rinberg Agreement”) pursuant to which Mr. Rinberg continues to serves as our Chief Executive Officer. The employment agreement replaces the prior Retention and Management Services Agreement between Zion and Mr. Rinberg that was originally entered into as of November 1, 2005 and which expired on October 31, 2007. The term of employment under the employment agreement, which commenced as of November 1, 2007, continues through December 31, 2010; thereafter, the agreement is renewed automatically for successive two year terms unless either party shall advise the other 90 days before expiration of the term of its intention to not renew the agreement beyond its then scheduled expiration date. Under the agreement, Mr. Rinberg is currently paid an annual salary of $275,000, payable monthly, notwithstanding which, consistent with the current arrangement with our senior officers where only up to 80% of their respective salaries are paid (up to $15,500 per month) with the remainder deferred until such time as our cash position permits payment of salary in full without interfering with Zion's ability to pursue its plan of operations. Mr. Rinberg is currently paid $15,500 per month with the remaining amounts due on account of his salary to be deferred as described. Through May 31, 2009, Mr. Rinberg was paid $10,000 per month and the amounts deferred to such date in the amount of $65,000 were paid in June 2009. From the effective date of the employment agreement, we have maintained (i) Manager’s Insurance under Israeli law for the benefit of Mr. Rinberg pursuant to which we contribute amounts equal to (a) 13-1/3 percent (and Mr. Rinberg contributes an additional 5%) of each monthly salary payment, and (b) contribute an amount equal to 7.5 % of Mr. Rinberg’s salary (with Mr. Rinberg contributing an additional 2.5%) to an education fund, a form of deferred compensation program established under Israeli law. Mr. Rinberg can terminate the employment agreement and the relationship thereunder at any time upon 60 business days' notice. If during the term we were to terminate the agreement or if we were to elect to not renew the agreement at the end of a term, in either case for any reason other than "Just Cause" (as defined the Rinberg Agreement), then we are to pay to Mr. Rinberg the salary then payable under the agreement through the longer of (i) the scheduled expiration of the term as if the agreement had not been so terminated or not renewed or (ii) six months, as well as all bonuses and benefits earned and accrued through such date. Mr. Rinberg may also terminate the agreement for "Good Reason" (as defined in the Rinberg Agreement), whereupon he will be entitled to the same benefits as if we had terminated the agreement for any reason other than Just Cause. The Rinberg Agreement also provides that Mr. Rinberg be awarded options at a per share exercise price of $0.01 to purchase 40,000 shares of the Company's common stock under the Plan, with 10,000 options vesting each 90 days, starting on January 29, 2008. On December 4, 2007, Mr. Rinberg was granted these options under the Plan on the terms set forth above. Thereafter, in each of January 2009 and January 2010, Mr. Rinberg was granted options to purchase 40,000 shares. In each case, the options vest at the rate of 10,000 shares at the termination of each calendar 90 day period, beginning March 31, 2009 and March 31, 2010, respectively, until such options are vested in full.  The Rinberg Agreement provides for customary protections of Zion's confidential information and intellectual property.

Sandra Green. Sandra Green assumed the office of Chief Financial Officer and Senior Vice President as of February 1, 2009. In connection with her appointment as Chief Financial Officer and Senior Vice President, on January 12, 2009, we and Ms. Green entered into an employment agreement, which became effective as of February 1, 2009. The employment agreement had an initial term of one year; thereafter, the employment agreement provides that it is to be renewed automatically for additional one year periods unless either party shall advise the other 60 days before expiration of the initial or renewed term of its intention to not renew the agreement beyond its then scheduled expiration date. Under the employment agreement, Ms. Green is currently paid an annual salary of $200,000, payable monthly; notwithstanding which, consistent with the current arrangement with senior officers where only up to 80% of their respective salaries are paid (up to $15,500 per month) with the remainder deferred until such time as our cash position permits payment of salary in full without interfering with our ability to pursue our plan of operations.  Through May 31, 2009, Ms. Green was paid $10,000 per month, with the exception of January when she was paid $7,000, and the amounts deferred through May 2009 in the amount of $28,000 were paid in June 2009. Salary payable thereafter continues to be deferred as provided above and an amount of $23,000 was paid in December 2009. Ms. Green can terminate the employment agreement and the relationship thereunder at any time upon 60 days' notice. If at any time after August 1, 2009, the Company were to terminate the agreement or if the Company were to elect to not renew the agreement at the end of the term, in either case for any reason other than "Just Cause" (as defined the employment agreement), then the Company is to pay to Ms. Green the salary then payable under the agreement through the scheduled expiration of the initial or a renewal term as if the agreement had not been so terminated or not renewed as well as all bonuses and benefits earned and accrued through such date. Ms. Green may also terminate the employment agreement for "Good Reason" (as defined in the employment agreement), whereupon she will be entitled to the same benefits as if the Company had terminated the agreement for any reason other than Just Cause. Pursuant to the agreement, Ms. Green was awarded in February 2009 options to purchase 50,000 shares of our common stock under the  2005 Stock Option plan, of which options for 20,000 shares are to vested as of January 31, 2010 and options for 15,000 shares at the end of each 12 month period thereafter. The options have a per share exercise price of $7.97. The employment agreement also includes certain customary confidentiality and non-solicit provisions that prohibit the executive from soliciting our employees for two years following the termination of her employment.

Glen H. Perry. Mr. Perry was employed pursuant to a five-year personal employment agreement effective January 1, 2004 with an initial term which terminated on December 31, 2008, subject to automatic renewal unless notice of non-renewal is given per the terms of the agreement, which notice was not given. Under the terms of the agreement, Mr. Perry’s salary was $250,000 per annum. In addition, the agreement provided that Mr. Perry was to receive benefits in the form of reimbursement of insurance premiums of up to $2,000 per month, certain membership dues and certain expenses incurred in connection with the performance of his duties. The agreement also provided as follows: (i) term renewable annually following initial term to the age of 70, terminable on death, severe disability or for willful misconduct as determined by final judicial decision; (ii) upon a termination without cause, Mr. Perry will receive an amount equal to his annual salary for the remainder of the term plus six months; if such termination follows a change of control, Mr. Perry will receive an amount equal to annual salary for the remainder of the term plus 42 months; (iii) upon resignation by Mr. Perry on 90 days notice waivable by us, we are redeeming such period by payment of an amount equal to salary and benefits otherwise due during waived period; and (iv) grant of a 10% interest in the key employee long term incentive plan we intend to establish whereby a 1.5% overriding royalty or equivalent interest from future production licenses and leases shall be assigned to a separate inventive fund for key employees. Consistent with the current arrangement with the Company's senior officers where only up to 80% of their respective salaries are paid (up to $15,500 per month) with the remainder deferred until such time as our cash position permits payment of salary in full without interfering with our ability to pursue our plan of operations. Through May 31, 2009, Mr. Perry was paid $10,000 per month and the amounts deferred through such date in the amount of $44,000 were paid in June 2009 Thereafter, Mr. Perry was paid $15,500 per month with the remaining amounts due on account of his salary to be deferred as described.

By mutual agreement, effective December 7, 2009, Mr. Perry resigned from all positions held with us.  In connection with his resignation, on December 7, 2009, we and Mr. Perry entered into an agreement terminating Mr. Perry’s employment agreement pursuant to which we remitted to Mr. Perry amounts payable to him in respect of deferred compensation, as well as other related matters, in the amount of $180,000, net of deductions and withholdings under applicable law customarily made by us, which amount we paid between January 1, 2010 and March 1, 2010.

William H. Avery. On December 4, 2007, we entered into an Employment Agreement with William H. Avery, Zion’s Corporate Executive Vice President (the "Avery Agreement"), effective as of December 1, 2007. The Avery Agreement replaced the prior retention and compensation arrangements between Zion and Mr. Avery.

The Avery Agreement was in effect through December 31, 2009. Under the agreement, Mr. Avery was paid an annual salary of $225,000, payable monthly, notwithstanding which, consistent with the current arrangement with our senior officers where only up to 80% of their respective salaries are paid (up to $15,500 per month) with the remainder deferred until such time as our cash position permits payment of salary in full without interfering with our ability to pursue our plan of operations. Through May 31, 2009 Mr. Avery was paid $10,000 per month, and the amounts deferred through then in the amount of $33,000were paid in full in June, 2009. Thereafter, Mr. Avery was paid $15,000 per month with the remaining amounts due on account of his salary deferred as described above. The Avery Agreement also provided that he be awarded fully vested options at a per share exercise price of $0.01 to purchase 40,000 shares of the Company's common stock under the Plan. On December 4, 2007, Mr. Avery was granted options to purchase 40,000 shares under the Plan on the terms set forth above.  Mr. Avery exercised his option during January 2010.

In connection with the scheduled expiration on December 31, 2009 of his employment agreement, Mr. Avery resigned, on October 13, 2009, from all positions held with us, including his directorship, in order to develop various personal businesses and the practice of law. In connection with his resignation, we paid out the amounts to which Mr. Avery was entitled under his employment agreement through December 31, 2009 and as stated above, Mr. Avery exercised his options to purchase up to 40,000 shares of common stock during January 2010.

DIRECTOR COMPENSATION

The following table summarizes compensation paid to our non-management directors during the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash		Stock Awards	Option Awards (1)		All Other Compensation	Total
	US$ (thousands)
John M. Brown	146	(2)	—	—		—	146
James A. Barron (3)	6		—	—		—	6
Yehezkel Druckman	21	(4)	—	—		—	21
Forrest A. Garb	18	(5)	—	—		—	18
Paul Oroian	24	(6)	—	—		—	24
Robert Render (7)	8		—	—		—	8
Kent S. Siegel	24	(8)	—	—		—	24
Julian Taylor (9)	11		—	98	(10)	—	11

(1)
Amounts shown do not reflect compensation actually received by the individual. The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal years ended December 31, 2009, in accordance with ASC 718 for all stock options granted in such fiscal years. The calculation in the table above excludes all assumptions with respect to forfeitures. There can be no assurance that the amounts set forth in the Option Awards column will ever be realized. A forfeiture rate of zero was used in the expense calculation in the financial statements.

(2)	Of this amount, $90,000 was paid in 2009, $10,000 was paid in January 2010 and $46,000 was deferred through December 31, 2010 (See discussion below).

(3)	Dr. Barron resigned from the Board of Directors on May 5, 2009.

(4)
Mr. Druckman held a director’s stock option under our 2005 Stock Option Plan to purchase 25,000 shares of Common Stock at $5.00 per share, which options were originally scheduled to expire on December 31, 2008. The expiration date was extended to December 31, 2009. These options were authorized and their terms, including exercise price, fixed on October 27, 2005 in connection with services commencing November 2005 and, accordingly, the options were valued in December 2005, notwithstanding that the award agreement was signed only in July 2006. An additional expense of $3,000 was recognized at the time of the extension grant.  The options became exercisable on July 1, 2007. The rights underlying the options vested on November 1, 2005.  Dr. Druckman exercised the options in a cashless exercise during September 2009 and was issued 12,425 shares of common stock.

(5)
Mr. Garb held a director’s stock option under our 2005 Stock Option Plan to purchase 25,000 shares of Common Stock at $5.00, which options were originally scheduled to expire on December 31, 2008. The expiration date was extended to December 31, 2009. These options were authorized and their terms, including exercise price, fixed on October 27, 2005 in connection with services commencing November 2005 and, accordingly, the options were valued in December 2005, notwithstanding that the award agreement was signed only in July 2006. An additional expense of $3,000 was recognized at the time of the extension grant.  The options became exercisable on July 1, 2007. The rights underlying the options vested on November 1, 2005.  Mr. Garb exercised the options in a cashless exercise during August 2009 and was issued 12,586 shares of common stock.

(6)
Mr. Oroian held a warrant, granted on October 27, 2005, exercisable commencing July 1, 2007 to purchase 25,000 shares of Common Stock, which warrant was originally exercisable through December 31, 2008. The expiration date was, extended to December 31, 2009, at $5.00 per share. The warrant vested on the grant date.  The warrants were valued at the time of issuance and an additional expense of $3,000 was recognized at the time of the termination extension.  Mr. Oroian exercised the warrant in a cashless exercise during August 2009 and was issued 12,887 shares of common stock.

(7)	Mr. Render did not stand for re-election at the 2009 annual meeting of stockholders.

(8)
Mr. Siegel held a warrant, granted on October 27, 2005, exercisable commencing July 1, 2007 to purchase 25,000 shares of Common Stock through December 31, 2008, subsequently extended to December 31, 2009, at $5.00 per share.  The warrant vested on the grant date.  The warrants were valued at the time of issuance and an additional expense of $3,000 was recognized at the time of the termination extension.  The warrant expired without being exercised.

(9)	Julian Taylor was elected to the Board of Directors on June 16, 2009.

(10)
Upon his election to the board, Mr. Taylor was awarded an option under our 2005 Stock Option Plan to purchase 25,000 shares of Common Stock at $8.25, which option is scheduled to expire on June 16, 2012.

Except for Mr. Brown, each director who is not a member of management received a monthly fee of  $1,500.  In addition, each committee chairman who is not a member of management, as well as the Lead Director, receives an additional $500 per month. To date additional compensation in the form of warrants or options to purchase shares of Common Stock have been awarded to non-management directors upon their appointment to the Board and at other appropriate times. Except as noted in the footnotes immediately above, all warrants and options granted to directors have been exercised or expired prior to January 1, 2007.

On January 18, 2008, we and John Brown, the Chairman of the Company's Board of Directors, entered into a Chairman of the Board Appointment Agreement (the "Chairman Appointment Agreement") pursuant to which Mr. Brown served as the Chairman of the Board of Directors. The Chairman Appointment Agreement had an initial term that terminated on December 31, 2009. Under the agreement, Mr. Brown was paid an annual fee of $144,000, payable monthly, provided that, he was paid $2,000 per month through December, 2009 with the remaining amount of each month's balance deferred until such time as our cash position permitted payment of salary in full without interfering with our ability to pursue our plan of operations. The amounts deferred through May 2009 in the aggregate amount of $49,000 were paid in June 2009. Thereafter, Mr. Brown continued to be paid $2,000 per month with the remainder being deferred as described above. In addition, Mr. Brown received $1,000 per month for rental expenses relating to an office he maintains and $1,000 per month for chairing two committees.

On January 21, 2010, we and John Brown entered into an Employment Agreement (the “Employment Agreement”) pursuant to which Mr. Brown serves as the Executive Chairman of our Board of Directors. The Employment Agreement was entered into following the scheduled termination on December 31, 2009 of the Chairman Appointment Agreement under which Mr. Brown served as Chairman of the Board since January 1, 2008. The Employment Agreement has an initial term that extends through December 31, 2012; thereafter, the agreement provides that it is to be renewed automatically for successive two year terms unless either party shall advise the other 90 days before expiration of the initial or renewed term of its intention to not renew the agreement beyond its then scheduled expiration date. Under the agreement, Mr. Brown is being paid an annual salary of $165,000, payable monthly (notwithstanding which, consistent with the current arrangement with our senior officers where only up to 80% of their respective salaries are paid (up to a maximum of $15,500 per month) with the remainder deferred until such time as our cash position permits payment of salary in full without interfering with our ability to pursue our plan of operations. Accordingly, Mr. Brown has agreed to be paid up to $11,000 per month with the remaining amounts due on account of his salary to be deferred as described. Mr. Brown was also paid a sign up bonus in the amount of $25,000. Mr. Brown can terminate the employment agreement and the relationship thereunder at any time upon 60 business days' notice. If during the initial term we were to terminate the agreement, for any reason other than "Just Cause" (as defined the Agreement), then we are to pay to Mr. Brown the salary then payable under the agreement through the longer of (i) the scheduled expiration of the initial term as if the agreement had not been so terminated or not renewed or (ii) twelve months, as well as all bonuses and benefits earned and accrued through such date. If we were not to renew the term of the agreement after the Initial term or were to terminate the agreement during any renewal term, for any reason other than "Just Cause" (as defined the Agreement), then we are to pay to Mr. Brown an amount equal to the base salary, if any, then payable to him for a period of twelve months as if the Agreement had not been so terminated or had been renewed. Mr. Brown may also terminate the agreement for "Good Reason" (as defined in the Agreement), whereupon he will be entitled to the same benefits as if the Company had terminated the agreement for any reason other than Just Cause. The Agreement provides for customary protections of our confidential information and intellectual property. The Agreement also provides that in connection with his services during the initial term of the Agreement and subject to the entry into an Option Award Agreement under our 2005 Stock Option Plan, Mr. Brown be awarded options at a per share exercise price of $0.01 to purchase 20,000 shares of the Company's common stock under the Plan, which options would vest at the rate of 5,000 shares at the termination of each calendar 90 day period, beginning March 31, 2010 until such options are vested in full. In the event of an extension of the term of the Agreement, the agreement provides that Mr. Brown be granted additional options to purchase our common stock in amounts of not less than 20,000 shares per term on such terms to be agreed by the parties. On January 21, 2010, Mr. Brown was granted options to purchase 20,000 shares under the Plan on the terms set forth above.

Equity Compensation Plan Information

The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders:
- Stock Options	446,569	$4.74	503,431

Equity compensation plans not approved by security holders:
-	-	$-	-
TOTAL	446,569	$4.74	503,431

Long-Term Incentive Plan

At our 2002 annual meeting of stockholders, the stockholders approved the establishment of a long-term key employee incentive plan, which may be structured as an employees' royalty pool, to be funded by the equivalent of a 1.5% overriding royalty interest. The Company may initiate the establishment of a long-term management incentive plan for key employees whereby a 1.5% overriding royalty or equivalent interest in the Asher-Menashe License and Joseph License and such other oil and gas exploration and development rights as may in the future be acquired by the Company would be assigned to key employees.  As the plan has not been established as of December 31, 2009, the Company did not have any outstanding obligation in respect of the plan.

PROPOSALS TO BE CONSIDERED AT ANNUAL MEETING

I.  ELECTION OF DIRECTORS

Three directors will be elected at the meeting as Class II directors of the Company for a term of three years and until their respective successors are elected and qualified. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting.  At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

The Company's Nominating and Corporate Governance Committee has reviewed the qualifications and independence of the nominees for director, and, with each member of the Nominating and Corporate Governance Committee abstaining as to himself, has recommended each of the other nominees for election to the Board of Directors.

The class whose term of office will expire at our 2010 Annual Meeting of Stockholders consists of Richard J. Rinberg, William L. Ottaviani and Kent S. Siegel.

Name of Nominee	Principal Occupation	Age	Year Became a Director
Richard J. Rinberg	Director and Chief Executive Officer	57	2004
William L. Ottaviani	Director, Chief Operating Officer and President	49	2010
Kent S. Siegel	Director	54	2003

The following describes at least the last five years of business experience of the directors standing for re-election. The descriptions include any other directorships at public companies held during the past five years by these directors.  No family relationship exists between any director and executive officer of the Company.

Richard J. Rinberg was appointed a director in November 2004 and appointed Chief Executive Officer of the Company in March 2007. He served as President of the Company from October 2005 to March 2007. Since 1996, Mr. Rinberg has been a private investor and manager of his own and his family funds. From 1979 through 1996, he served as Managing Director of the Rinberg Group, a corporate group based in England active in the precious metals and jewelry industry, property development and securities trading. In the early 1980s Mr. Rinberg was elected a Member of the London Diamond Bourse and in 1987 he was elected an Underwriting Member at Lloyd's of London Insurance Market. Between 1975 and 1978, Mr. Rinberg was on the staff of Spicer & Pegler (Chartered Accountants) and, in 1978, was admitted as a Member of The Institute of Chartered Accountants in England and Wales. Mr. Rinberg holds a Bachelor of Science Honors Degree in Mathematics from University College, the University of London. Mr. Rinberg also serves on the board of The Abraham Foundation and the Bnei Joseph Foundation (R.A.).  Mr. Rinberg’s experience in managing and overseeing a diversified business practice, as well as his accounting background, equip him with the skill set needed to meet the challenges that we expect to face.

William L. Ottaviani, age 49, was appointed President and Chief Operating Officer on January 31, 2010 and a director on April 7, 2010. Mr. Ottaviani, a petroleum engineer by training, served as Chief Operating Officer at Rex Energy Corporation from November 2007 to September 2009. From September 2009 to the present, he has been working as an independent consultant. From 1982 until 2007, Mr. Ottaviani served in various management, engineering, operational and staff assignments for Chevron and its affiliated companies, with assignments in California, Louisiana, Indonesia and Angola.  During his Angola assignment from 2002 until 2007, Mr. Ottaviani served as both a Senior Petroleum Engineering Advisor and Asset Development Manager.  He received his Bachelor of Science degree in Petroleum and Natural Gas Engineering from Pennsylvania State University and his M.B.A. from California State University, Bakersfield. Mr. Ottaviani’s petroleum engineering background and experience provides the Board with the experience and breadth needed to consider the options that are available in determining drilling/exploration issues.

Kent S. Siegel was appointed a director in November 2003.  Mr. Siegel has served as president and chief operating officer of Kent S. Siegel, P.C. since 1984.  Kent S. Siegel, P.C. is a firm of certified public accountants and attorneys at law based in West Bloomfield, Michigan, at which Mr. Siegel practices as a tax and bankruptcy attorney and CPA.  Mr. Siegel holds a Bachelor of Business Administration from Michigan State University School of Business, a Juris Doctor   from Wayne State University School of Law and a Bachelor of Science in Electrical Engineering from Lawrence Technological University School of Engineering.   Mr. Siegel’s academic degrees, combined with his extensive professional experience in corporate law and tax accounting provides our board with valuable resources in its work to ensure that we comply with rules and regulations applicable to a publicly listed company.

Information Regarding Other Members of the Board of Directors and Key Employees
The following describes at least the last five years of business experience of our directors not standing for re-election, executive officers and key employees. The descriptions include any other directorships at public companies held during the past five years by these persons.  No family relationship exists between any director and executive officer of the Company.

Officers and Directors

John M. Brown, age 70, is the founder of Zion and has been a director and Chairman of the Board of Directors of Zion since its organization in April 2000. He also served as our Chief Executive Officer until September 2004 and as President until October 2001. Mr. Brown has extensive management, marketing and sales experience, having held senior management positions in two Fortune 100 companies - GTE Valenite, a subsidiary of GTE Corporation and a manufacturer of cutting tools, where he was employed from 1966-86 and served as the corporate director of purchasing, and Magnetek, Inc., a manufacturer of digital power supplies, systems and controls, where he was corporate director of procurement during 1988-89. Mr. Brown was a director and principal stockholder in M&B Concrete Construction, Inc. from 1996 to 2003 and is an officer and director of M&B Holding Inc. (a Nevada corporation) based in Dallas, Texas, the sole shareholder of M&B General Contracting Inc. (a Delaware corporation). These companies primarily provide cement walls and floors for industrial buildings, office buildings and home developers. Prior to founding the Company, Mr. Brown had been actively pursuing a license for oil and gas exploration in Israel for many years. His efforts led to our obtaining, in May 2000, the Ma'anit License in the Joseph Project, the precursor to the Joseph License. Mr. Brown holds a BBA degree from Fullerton College. Mr. Brown’s senior management experience in two fortune 500 companies as well as his extensive experience in the oil and gas sector in the State of Israel provides with him with the insight and vision needed to serve as chairman of our Board of Directors.

Sandra Green, age 46, was appointed Chief Accounting Officer and Vice President in July 2007 and Chief Financial Officer as of February 1, 2009. Ms. Green has served as our Director of Planning of Zion from March 2005 until July 2007. From 1999-2005, she was the Accounting Manager of Hunt Properties, Inc., a real estate development and management company in Dallas. From 1994 to 1999, she provided accounting and auditing services for clients in North Texas and New Mexico. These clients included governments, schools, not-for-profit organizations, financial institutions, family trusts, private entrepreneurs and oil and gas companies. From 1991 - 1994, she served as Assistant to the President and then as Acting Controller with Aztec Energy Corporation (NASDAQ) and from 1989-1991 as Assistant to the President at American International Petroleum Corporation (NASDAQ). She holds a Bachelor’s Degree in Business Administration from the University of Texas at Tyler and has taken graduate classes at the University of Texas at Tyler and at Arlington. She is a Certified Public Accountant in the state of Texas.

Forrest A. Garb, age 80, was appointed a director of Zion Oil in November 2005.  Mr. Garb is a petroleum engineer who has provided independent consulting services for more than 45 years.  His consulting career began with H.J. Gruy and Associates, Inc. and its successors, where he served as a vice president for four years, executive vice-president for ten years, and president for fifteen years, until leaving in 1986, following Gruy's merger into a public company.  In his capacity as president, Mr. Garb contracted, performed and supervised over 12,500 projects ranging from simple evaluations to sophisticated reservoir simulations.   In 1988, Mr. Garb founded Forrest A. Garb & Associates, Inc., a privately-owned petroleum consulting firm, where he served as chairman and chief executive officer until his retirement in 2003 and sale of his interests in the company to its key employees.  Prior to entering into consulting, Mr. Garb was educated in petroleum engineering at Texas A&M University (BSc and Professional MSc) and received his early training at Socony Mobil Oil Company in Kansas, Texas, Louisiana and Venezuela.  Mr. Garb is a member of the Society of Petroleum Engineers and is a past President of the Society of Petroleum Evaluation Engineers.  He is a member of the Association of Computing Machinery, the American Arbitration Association, the Petroleum Engineers Club of Dallas, the Dallas Geological Society, and is a member of the American Association of Petroleum Geologists.  He is a charter member of The American Institute of Minerals Appraisers.  He is a registered professional engineer in the state of Texas. Mr. Garb’s petroleum engineering background and vast experience in the petroleum industry spanning over 45 years provides our board with a valuable resource in assessing oil and gas prospects.

Julian Taylor, age 57, was appointed a director of Zion Oil on June 16, 2009. Mr. Taylor is the founder of Tangent Trading Ltd, an international non-ferrous scrap metal trading company formed in 1985 with offices in London, U.K. and Los Angeles, U.S.A.  In 2006, Tangent Trading Ltd was elected to the membership of the London Metal Exchange and in 2008 Tangent Trading Ltd was included by The Sunday Times newspaper (in the U.K.) in its 'Profit Track 100' list of Britain's fastest growing private companies.  Mr. Taylor has led Tangent Trading from inception in 1985. Mr. Taylor has over 37 years experience in trading metals internationally. Prior to forming Tangent in 1985, he was affiliated with Amalgamated Metal Corporation plc (an international holding company with origins in metal merchanting), as a trader since 1978. Prior to such time, from 1972 to 1978, he was a trader at S&W Berisford plc (a U.K. listed merchanting and commodity trading conglomerate). Mr. Taylor’s background and business experience furnishes to our board access to a greater understanding of financial and investor relations issues.

Paul Oroian, age 60, was appointed a director in November 2003.  Since its founding in 1983, he has served as president and managing partner of Oroian, Guest and Little, P.C., a certified public accounting and consulting firm based in San Antonio, Texas.  From 1980-1983, Mr. Oroian was a tax senior in the San Antonio offices of Arthur Young and Company. Mr. Oroian holds a Bachelors of Science – Business Administration from Bryant College.  He has served as a board member of Technology Oversight Committee and the IRS Regional Liaison Committee of the Texas Society of Certified Public Accountants and was vice president and a director of the San Antonio CPA Society between 1992-1998.    Mr. Oroian’s extensive experience as a certified public accountant was instrumental in his appointment to the audit committee of our Board of Directors and provides our board with a critical accounting perspective.

Dr. Yehezkel (Charlie) Druckman, age 71, was appointed a director of Zion Oil in November 2005.  Dr. Druckman was Petroleum Commissioner for the State of Israel from 1995 until his retirement in 2004, where he supervised the licensing of petroleum rights both onshore and offshore Israel. These efforts led to the discovery of 1.5 trillion cubic feet of gas in the Israeli offshore Mari B and other smaller fields during 1999-2000.  Since 1965, he has been a member of the professional staff of the Geological Survey of Israel, where he headed the Mapping, Stratigraphy and Oil Division during 1982-1985 and 1991-1994. He was also affiliated with the Louisiana State University at Baton Rouge as Research Associate in Geology during 1978-1980 and 1989-1990.  He was awarded in 1974 the Israel Geological Society’s Perez Grader award.  He is an active member of the American Association of Petroleum Geologists and the Geological Society of Israel (where he served as president in 1982, and for a number of years on the Society's editorial board).  He also served as member of the Israeli National Petroleum Commission and Board of Directors of Oil Exploration (Investments) Ltd., an Israeli government company.  Dr. Druckman graduated from the Hebrew University in Jerusalem where he was awarded BSc, MSc and PhD degrees in geology. Dr. Druckman’s academic credentials as a geologist, his experience as the Petroleum Commissioner for the State of Israel for nearly a decade and his vast knowledge and expertise in the geological mapping of the State of Israel for petroleum exploration purposes provide us with a critical resource in our ongoing oil and gas exploration efforts in Israel as well as a liaison to the Israeli regulatory authorities with whom we are in ongoing contact with respect to the maintenance of our license and other oil and gas exploration rights.

The Employment Agreement between us and Mr. William Ottaviani, our President and Chief Operating Officer, which was entered into on January 31, 2010, provides that upon the approval of our Board of Directors upon the review and recommendation of the relevant committee of the Board of Directors, Mr. Ottaviani shall be elected to our Board of Directors, subject to the requirement that he stand for re-election at our annual meeting of shareholders held after his appointment to the Board.

Key Employees

Drew Louis is our Secretary, Treasurer and Vice President of Administration. Prior to joining Zion in May 2009, Mr. Louis practiced law as an associate at Vinson & Elkins LLP in the firm’s corporate transactions department (from September 2006 to May 2009) where he represented several international oil and gas companies, private equity and public company clients in a variety of corporate transactional matters. Mr. Louis holds a Bachelor of Business Administration degree in Accounting from Baylor University, Waco, Texas and a Doctor of Jurisprudence degree from the College of William and Mary Marshall-Wythe School of Law, Williamsburg, Virginia.

Dr. Eliezer Kashai has been Vice President - Israeli Exploration of Zion since October 2000. Dr. Kashai studied geology in the University of Sciences, Budapest, Hungary, holds Masters and Ph.D. degrees from Hebrew University, Jerusalem and is a widely recognized authority on the Triassic formation of Israel. Dr. Kashai has over   fifty years of geological experience in Israel working until his retirement in 1987 for the national petroleum companies of Israel, including almost thirty years for Lapidoth Israel Oil Prospectors Company, Ltd. and Oil Exploration (Investments) Ltd., where he served in progressively responsible positions.  At Lapidoth during 1959-75, he served as senior geologist, assistant chief geologist, acting chief geologist and chief geologist.  At Oil Exploration (Investments) Ltd. during 1975-87 he was first chief geologist, then deputy managing director responsible for all of that company’s exploration efforts.  Following his retirement in 1987 and through 1998, Dr. Kashai worked as an exploration consultant for various companies active in petroleum exploration in Israel, including Israel National Oil Company, Lapidoth, Naphta Petroleum, ABJAC-Mazal Ltd., Nordan Oil and Gas, and Sedot Neft, Ltd. where he was responsible for the original geological interpretation of Ma’anit.  He began consulting for Mr. Brown in connection with the Joseph Project in late 1999 and for us in April 2000. Dr. Kashai has served as president of the Israel Geological Society and is responsible for five geological publications and nearly one hundred unpublished company reports on exploration projects, drilling recommendations, subsurface geological analysis and well evaluations.

Dr. Kashai provides services to us on an as needed part-time basis at an hourly consulting rate, subject to a minimum monthly commitment.  Dr. Kashai is an officer of our Israeli branch, but not the corporation.

Ilan A. Sheena has been Vice President – Finance, Israel Branch since November 2009.  Mr. Sheena is an accounting professional with broad local and international experience. He has a degree in Accounting and Economics from Tel Aviv University. After qualifying as a Certified  Public Accountant and working for three years with KPMG Somekh Chaikin in Israel, he spent four years at Alcatel in Sydney, Australia. Returning to Israel in 1993, he joined a high-tech start-up that subsequently held an initial public offering and became a Nasdaq listed company. Between 1996 and 1998, he was at Bezeq International, the Israeli phone company, as the Financial Controller and Finance Manager. Between 1998 and 2000, he was at Verint Systems, a subsidiary of the Comverse group. Between 2000 and 2008 he was CFO for a venture capital fund (with investors such as JP Morgan, Siemens, EDF, AXA, Schlumberger) and dealt with over eighteen start-up companies.

Stephen E. Pierce was retained as our consulting geologist for the drilling of the Ma’anit #1 and subsequent exploration and development in February 2005. He joined Zion on a full time basis in October 2005 and, since June 2006, he has served as our Exploration Manager. From 1995-2005, Mr. Pierce served as project geologist for Murfin Dilling Co. in the Caribbean, primarily in the Dominican Republic. For the period of 1992-1995, Mr. Pierce was consulting geologist for several small independent companies, including Petrolera Once of Dominican Republic, Century Guyana, Ltd. of Guyana, and Hydrocarbons International of Colombia. He also worked as consulting geologist for Dames and Moore in Texas, Wyoming, Costa Rica and Mexico during this time, as well as doing independent consulting work in Panola and Shelby Counties in East Texas. From 1985-1992, he acted as senior geological advisor for Mobil Oil Corporation, and from 1980-1985, he worked as senior geologist for Superior Oil Co. He served as senior geologist in Pakistan for UNOCAL from 1974-1979. Mr. Pierce received his M.S. in geology from San Diego State University in 1974 and his B.S. in geology from California State University in 1971. Mr. Pierce holds the title of Professional Geologist with the State of Wyoming and holds memberships with the American Association of Petroleum Geologists and the American Institute of Professional Geologists.

Resignations and Departures

Mr. Elisha Roih, Vice President – Administration of Israeli Operations since April 2000, resigned from his position with the Company on February 28, 2009.

Dr. Barron resigned from our Board of Directors on May 5, 2009. Dr. Barron, who had been a director since April 2005, was not standing for re-election at our 2009 annual meeting of stockholders which was held on June 16, 2009.

Mr. Render, who had been a director since September 2004, did not stand for re-election at our 2009 annual meeting of stockholders which was held on June 16, 2009.

Mr. Martin Van Brauman, in connection with the natural expiration of his employment agreement with us pursuant to which he served as our Chief Financial Officer, and later, Chief Legal Officer, resigned from his position as a director of the Company on June 30, 2009.

Mr. William Avery, in connection with the scheduled expiration of his employment agreement with us on December 31, 2009, pursuant to which he served as our Executive Vice President, resigned from all positions held with the Company, including his directorship, on October 13, 2009.

Mr. Glen Perry resigned as our President and Chief Operating Officer, as well as a director, on December 7, 2009.

Information Regarding the Board of Directors and Committees

The Company's Board of Directors is divided into three classes of directors, with each class elected to a three-year term every third year and holding office until their successors are elected and qualified. The class whose term of office will expire at our 2011 annual meeting of stockholders consists of Yehezkel Druckman and Paul Oroian.  The class whose term of office will expire at our 2012 annual meeting of stockholders consists of John M. Brown, Forrest A. Garb and Julian Taylor.

During the fiscal year ended December 31, 2009, the Board met or acted by unanimous consent on 23 occasions.  Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of any committees of the Board on which they served.

The Company does not have a policy on attendance by directors at the Company's annual meeting of stockholders. All of the current directors attended the Company's 2009 annual meeting held on June 16, 2009.

Board Leadership Structure

For many years, even before the Company was publicly traded, we separated the roles of Chief Executive Officer and Chairman of the Board of Directors, in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting and implementing the business goals of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer, especially with regard to the vision and mission to which the Company is committed.

This decision is based upon the Board’s determination of what is in the current best interests of the Company and its shareholders, in light of current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual(s) filling those positions and other relevant factors. Mr. Brown has been the Company’s Chairman since its inception in 2000 and provides the overall guidance and vision to which the Company is committed. Mr. Rinberg has been affiliated with the Company since March 2003. The Board has determined that the Board leadership structure that is most appropriate at this time, given the specific characteristics and circumstances of the Company, the skills and experience of Mr. Brown and Mr. Rinberg, is a leadership structure based on the experienced leadership afforded by a full-time Executive Chairman (currently Mr. Brown, former Chairman, President and Chief Executive Officer of the Company) and a full-time Chief Executive Officer (currently Mr. Rinberg). Both positions are subject to oversight and review by the Company’s independent directors. The Board recognizes that depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. A combined Chairman and Chief Executive Officer Board leadership structure has previously served the Company and, depending on future circumstances, may serve the Company’s purposes in the future.

Our Board of Directors believes that its current leadership structure is appropriate because it strikes an effective balance between management and independent leadership participation in the Board of Directors process.

Board Committees

As described below, the Company's Board of Directors has established the following committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Members of the committees are appointed annually by the Board to serve at the discretion of the Board until their successors are appointed or the earlier of their resignation or removal.

Of the eight current members of our Board of Directors, five (Messrs. Oroian, Siegel, Taylor, Druckman and Garb) meet the criteria of independence set by the NASDAQ Exchange for membership on the board of a NASDAQ listed company ("NASDAQ independence criteria").

NASDAQ independence criteria provide, among other requirements, that an independent director: (i) cannot be and, over the past three years, cannot have been an officer or employee of the Company and cannot be an immediate family member of such person; (ii) cannot receive or, over the past three years, or have an immediate family member who receives or received from the Company more than $120,000 in any consecutive twelve month period for services other than as one of the Company's directors (or, with respect to an immediate family member, as a Company employee); (iii) cannot be affiliated, or be an immediate family member of a person affiliated with, any organization to which the Company made, or from which the Company received payments (other than those arising solely from investments in the Company's securities or payments under non-discretionary charitable contribution matching programs) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years.

SEC independence criteria, which govern members of and candidates for service on the Audit Committee, provide that an "independent" director cannot be one of the Company's officers or be in a position, directly or indirectly, to control the Company's management or policies (other than in his position as a director). Neither can he or she be, or be affiliated with, a paid consultant or provider of services to the Company.

Audit Committee. The Company's Audit Committee is currently comprised of Messrs. Oroian, Siegel and Garb. Mr. Oroian was elected to serve as chairman. All three current members of the Audit Committee satisfy both the SEC independence criteria and the NASDAQ independence criteria. The principal function of the Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, (4) performance of the Company's independent and, upon establishment of such function, internal auditors, (5) the business practices and ethical standards of the Company and (6) related party transactions. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company's independent auditors.

During the fiscal year ended December 31, 2009, the Audit Committee met or acted by unanimous consent on five occasions. The Board adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act, the rules and regulations of the SEC and the listing and corporate governance requirements of NASDAQ. A copy of the charter is available on our website at http://www.zionoil.com/investor-center/corporate-governance.html.

The Board has determined that all members of the Audit Committee meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(l) under the Securities Exchange Act of 1934 (the “Exchange Act”).  In addition, the Board has determined that Mr. Oroian qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”).

Compensation Committee. The Board has established a Compensation Committee currently comprised of Messrs. Taylor, Oroian and Siegel.  Mr. Taylor was elected to serve as chairman.  All three current members of the Compensation Committee satisfy both the SEC independence criteria and the NASDAQ independence criteria.  The Board has charged the Compensation Committee with the following responsibilities: (i) the review and recommendation to the Board of the terms of compensation, including incentive compensation and employee benefits of the directors and senior officers of the Company; and (ii) the determination of the terms of employee benefit plans (including stock incentive and stock option plans), the granting of awards under the plans and the supervision of plan administrators.

The Company adopted a formal, written compensation committee charter that complies with the requirements of the Exchange Act, SEC rules and regulations and the listing and corporate governance requirements of NASDAQ.

The Compensation Committee reviews and recommends to the Board for approval compensation arrangements for all of our executive officers and non-employee directors and oversees equity incentives.  The Chief Executive Officer recommends to the Compensation Committee the goals, objectives and compensation for all executive officers, except himself, and responds to requests for information from the Compensation Committee.  Except for these roles, executive officers of the Company do not have a role in approving goals and objectives or in determining compensation of executive officers or non-employee directors.  Our Chief Executive Officer has no role in approving his own compensation. The Compensation Committee periodically reviews the compensation of non-employee directors, primarily by reference to the compensation of non-employee directors at similarly situated companies. By its charter, the Compensation Committee may not delegate its authority.

In September of 2009, the Compensation Committee retained Thomas Roney LLC (“Thomas Roney”), a compensation consultant, to assist it in evaluating executive compensation for 2009 and proposed changes to executive compensation.  In connection with its retention, the Compensation Committee instructed Thomas Roney to provide market data, analyses and recommendations concerning executive officer compensation levels and information on current compensation trends and market data related to benchmarking groups and compensation levels. Thomas Roney submitted its report and recommendations to the Compensation Committee in October 2009.

The Compensation Committee acted by unanimous consent on two occasions during the fiscal year ended December 31, 2009. A copy of the charter is available on our website at http://www.zionoil.com/investor-center/corporate-governance.html.

Nominating and Corporate Governance Committee. The Board has established a Nominating and Corporate Governance Committee currently comprised of Messrs. Taylor, Oroian and Siegel.  Mr. Siegel was elected to serve as chairman.  All three current members of the Compensation Committee satisfy both the SEC independence criteria and the NASDAQ independence criteria. The Nominating and Corporate Governance Committee is charged with selecting and recommending for the approval of the Board nominees to be submitted to the stockholders for election.

The Committee acted by unanimous consent on five occasions during the year ended December 31, 2009.  The Board has adopted a formal written charter for the Nominating and Corporate Governance Committee that complies with the requirements of the Exchange Act, SEC rules and regulations and the listing and corporate governance requirements of NASDAQ addressing the process for identifying and evaluating nominees. In addition, the Nominating and Corporate Governance Committee has adopted a formal written policy respecting the standards and qualifications to be used in identifying director nominees, including the consideration of director nominees presented by the Company’s stockholders.  A copy of both the Nominating and Corporate Governance Committee charter and the director nominee policy are available on our website at http://www.zionoil.com/investor-center/corporate-governance.html.

Nominations for the Board Of Directors

The Nominating and Corporate Governance Committee of the Board of Directors will consider director candidates based upon a number of qualifications, including their independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board's existing strengths. In addition, the Nominating and Corporate Governance Committee requires that director candidates have integrity and accountability, informed judgment, peer respect, high performance standards, passion, creativity and support the corporate mission of the Company to assist Israel, the land and its people, in achieving political and economic security through the exploration for and discovery and development of petroleum and other energy resources in Israel.

The Nominating and Corporate Governance Committee makes every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the NASDAQ/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable.

The Nominating and Corporate Governance Committee has not relied upon third-party search firms to identify director candidates, but may employ such firms in the future if deemed necessary and appropriate. The Nominating and Corporate Governance Committee may rely upon, receive and review recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The Board retains complete independence in making nominations for election to the Board.

While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board and the Committee believe that it is essential that Board members represent diverse business backgrounds and experience and include individuals with a background in the oil & gas industry. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. We believe that the backgrounds and qualifications of our directors, considered as a group, should and do provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by stockholders in compliance with its formally adopted director nominee policy and subject to applicable inquiries. Stockholders of the Company who beneficially own more than two percent (2%) of the Company's then outstanding shares of Common Stock may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Mr. John M. Brown, Chairman, Nominating and Corporate Governance Committee, Zion Oil & Gas, Inc., 6510 Abrams Road, Suite 300, Dallas, Texas 75231. A stockholder nomination must contain the following information about the nominee:

•	Name;
•	Age;
•	Business and residence addresses;
•	Principal occupation or employment;
•	The number of shares of the Company's Common Stock and other Company securities held by the nominee;

•	A resume of his or her business and educational background;
•	The information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director; and
•	A signed consent of the nominee to serve as a director, if nominated and elected.

 The nomination should also contain the following information concerning the nominating stockholder:

•	Name
•	Address
•	The number of shares of the Company’s Common Stock and other securities held by the nominating stockholder.
•	The nature of the holdings – whether directly or beneficially (if beneficially, details of the legal holder and the nature of the beneficial interest should be provided); and
•
Whether the nominating stockholder has any agreement or understanding of any type (written or oral) with any other stockholder concerning the voting of Company shares and, if so, the identity and address of the other parties to the agreement or understanding, the stockholdings of each of the other parties, and the nature of the agreement or understanding.

Board’s Role in Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. Senior officers attend meetings of the Board of Directors, provide presentations on operations including significant risks, and are available to address any questions or concerns raised by the Board of Directors. Additionally, our three Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Pursuant to its charter, the Audit Committee coordinates the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. Management regularly reports to the Audit Committee on these areas. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and corporate governance. When any of the committees receives a report related to material risk oversight, the Chairman of the relevant committee reports on the discussion to the full Board of Directors.

AUDIT COMMITTEE REPORT

The Company's management has the primary responsibility for the financial statements and the reporting process, including the Company's system of internal controls and disclosure controls and procedures. An independent registered public accounting firm has been engaged to audit the Company's financial statements and express an opinion on the financial statements based on the audit. The Audit Committee oversees (i) the accounting and financial reporting processes of the Company and (ii) the audits of the financial statements of the Company on behalf of the Board.  The Audit Committee operates under a written charter adopted by the Board which is available on the Company's website at http://www.zionoil.com/investor-center/corporate-governance.html.

The Audit Committee has met and held discussions with management and Somekh Chaikin, Certified Public Accountants (Isr.), a member of KPMG International (“KPMG Somekh Chaikin”), the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's financial statements for the year ended December 31, 2009 were prepared in accordance with generally accepted accounting principles. We discussed the financial statements with both management and the independent auditors. We also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380).

The Audit Committee discussed with the independent auditors the overall scope and plans for the audit. We met with the independent auditors, with and without management, to discuss the results of their examination, the evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

We discussed with the independent auditors the auditor's independence from the Company and management, including the independent auditors written disclosures required by PCAOB Rule 3526 (File No. PCAOB-2008-03) (Independence Discussions With Audit Committees).

Based on the foregoing, we have recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

AUDIT COMMITTEE
Paul Oroian
Kent S. Siegel
Forrest A. Garb

March 15, 2010

Code of Business Ethics and Conduct

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and all employees. The code has been posted on our web site at http://www.zionoil.com/investor-center/corporate-governance.html, and may also be obtained free of charge by writing to Ethics Code, c/o Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, Texas 75231. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website, at the address and location specified above.

Insider Trading Policy Statement

We adopted, on January 8, 2009, an Insider Trading Policy Statement that applies to our directors, officers and designated employees.

Stockholder Communications With The Board Of Directors

We have adopted a formal process for stockholders to communicate with the Board of Directors which has been posted on our web site at http://www.zionoil.com/investor-center/corporate-governance.html.  Stockholders may communicate with the Board of Directors by sending written communications to the Board of Directors, care of Mr. Kent S. Siegel, Lead Director, to:

Mr. Kent S. Siegel, Lead Director
Zion Oil & Gas, Inc.
6510 Abrams Road, Suite 300
Dallas, Texas 75231

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or only certain specified individual directors. We will make copies of all such letters received and circulate them to the appropriate director or directors.

If no particular director is named, letters will be forwarded, depending on the subject matter, to the Lead Director.  In general, Company personnel will not sensor or edit such communications and, any stockholder communication delivered to the Company for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions.  However, we reserve the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

The Nominating and Corporate Governance Committee may revise these procedures at any time. Until other procedures are developed and posted on our website, all communications to the Board of Directors should be mailed to the Board of Directors in accordance with the procedures described above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE NAMED NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF THE THREE NAMED NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS UNLESS OTHERWISE SPECIFIED IN THE PROXY.

II. SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Somekh Chaikin, a member of KPMG International and an independent registered public accounting firm was the auditor for the year ended December 31, 2009 and has been selected as auditors for the year ending December 31, 2010.  Although stockholder ratification is not required for the appointment of KPMG Somekh Chaikin, since the Audit Committee has the responsibility for appointing the Company’s independent auditors, the appointment is being submitted for ratification with a view toward soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in the future.

It is expected that a representative of KPMG Somekh Chaikin will be present at the meeting and will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions from stockholders present at the meeting.

Principal Accountant Fees and Services

Audit Fees. The aggregate fees billed or to be billed by KPMG Somekh Chaikin for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q or 10-K, as the case may be, and services that were provided in connection with statutory and regulatory filings or engagements were $114,000 and $76,000 for the fiscal years ended December 31, 2009 and 2008, respectively.

Audit-Related Fees. The aggregate fees billed by KPMG Somekh Chaikin for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements were $78,000 for the fiscal year ended December 31, 2009 and $73,000 for the fiscal year ended December 31, 2008.  These fees were related to the review of S-3 filings.

Tax Fees.  The aggregate fees billed by KPMG Somekh Chaikin in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning were $4,000 and $24,000 for the fiscal years ended December 31, 2009 and 2008, respectively. The nature of the services performed for these fees was filing of tax returns for our Israeli branch, obtaining certain tax rulings and tax planning related to the foundations to be established.

All Other Fees. The aggregate fees billed by KPMG Somekh Chaikin in each of the last two fiscal years for services other than those reported in the three prior categories were $0 and $8,000 for the fiscal years ended December 31, 2009 and 2008, respectively. The nature of the services performed for these fees was advisory services related to our SOX 404 documentation.

Policy on Pre-Approval of Services Provided by KPMG Somekh Chaikin

Our Audit Committee considers and pre-approves any audit and non-audit engagement or relationship between the Company and any independent accountant. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve all audit or non-audit services to be provided by an independent accountant if presented to the full Audit Committee at its next meeting. In accordance with these procedures, the engagement of KPMG Somekh Chaikin to conduct the audit of our 2010 financial statements was pre-approved by the Chairman of our Audit Committee and approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG SOMEKH CHAIKIN AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS OTHERWISE SPECIFIED IN THE PROXY.

MISCELLANEOUS

Stockholder Proposals for 2011 Annual Meeting of Stockholders

A stockholder proposal submitted pursuant to Rule 14a-8 of the Exchange Act must be received by the Company, at its principal executive offices, no later than January 8, 2011, to be included in the Board of Directors’ solicitation of proxies relating to the 2011 Annual Meeting of Stockholders. The Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2011 proxy statement.

Pursuant to our Bylaws, a stockholder must deliver notice, in the form specified in our Bylaws, to our principal executive offices not less than sixty (60) days nor more than ninety (90) days in advance of such 2011 Annual Meeting (which deadline will be at or around April 15, 2011) in order to (1) nominate persons for election to the Board of Directors at the 2011 Annual Meeting or (2) bring business before the 2011 Annual Meeting. If the Company is not notified of a stockholder proposal on or around April 15, 2011, then the management personnel who have been appointed as proxies by the Board will have the discretion to vote for or against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

Other Matters

The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders upon request in connection with this solicitation. In addition to solicitation of proxies by use of the mails, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.

We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the meeting in person, you are urged to vote electronically as described in the Notice or by telephone after accessing the Internet hosting site described in the Notice; or, if you elected to receive a printed copy of this proxy statement, you are urged to complete, sign, and return the proxy card or voting information card, as the case may be, in the stamped, self-addressed envelope provided to you.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 16, 2010, is available at http://www.proxyvote.com   or the website identified in the Notice, provided that we have not attached all of the exhibits filed with or incorporated by reference into the Form 10-K to the version on the website. You may review and print the Form 10-K and all exhibits from the SEC’s website at www.sec.gov.  In addition, we will send a complete copy of the Annual Report on Form 10-K (including all exhibits, if specifically requested), to any stockholder (without charge) upon written request addressed to: INVESTOR RELATIONS, ZION OIL & GAS, INC, 6510 ABRAMS ROAD, SUITE 300, DALLAS, TEXAS 75231.

By order of the Board of Directors,

/s/ Richard Rinberg

RICHARD RINBERG
Chief Executive Officer